EXECUTION COPY

EXHIBIT 10.2

                               LICENSE AGREEMENT

This License Agreement (the "Agreement") made effective as of the 5th day of June, 2003

BETWEEN:

            JOSE GONZALO CABANILLAS CORAL, a Canadian resident and a Peruvian citizen residing in Canada and Iquitos, Peru

                                                                  ("CABANILLAS")

                                      -and-

            AMMA CORPORATION, a corporation duly incorporated pursuant to the laws of the province of Alberta and having an office at Suite 200, 603 - 7th Avenue S.W. in the City of Calgary, in the Province of Alberta .

                                                                (the "LICENSEE")

               WHEREAS:

A. Cabanillas is the founder of the Estacion de Conservacion e Investigacion Biologica Isula located in the Peruvian rainforest;

B. Cabanillas has been engaged in research during the course of which he has invented, developed and/or acquired certain technology relating to herbal medicinal formulations useful in the treatment of a variety of diseases;

C. The Licensee and Cabanillas wish to terminate and replace the License Agreement dated June 1, 2001 between Jose Gonzalo Cabanillas Coral and Amma Corporation with this Agreement;

D. The Licensee is desirous of Cabanillas granting an exclusive license with right to sublicense to the Licensee to use or cause to be used such technology to research, manufacture, distribute, market, sell, lease and/or license or sublicense products derived or developed from such technology and to sell the same to the general public during the term of this Agreement and the Licensee is desirous of Cabanillas selling the formulas and Compounds for A4+L Compound as hereinafter defined and Mobility Spray to the Licensee and the Licensee is desirous of Cabanillas granting the Licensee the exclusive right to purchase all the other products, Technology and formulations at some time in the future.

      NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.0   DEFINITIONS:

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

      (a) "A4+L COMPOUND": namely A4+L a multiple plant formulation used for the relief of symptoms including but not limited to liver function associated with Hepatitis C,


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      (b)   "ACCOUNTING": an accounting statement setting out in detail how the amount of Gross Sales was determined,

      (c) "AFFILIATED COMPANY" or "AFFILIATED COMPANIES": two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned by the same person, corporation or other legal entity,

      (d) "COMPOUND": medicinal, herbal or therapeutic agent using the Technology set forth in Schedule "A" and shall include any new medicinal, herbal or therapeutic agents developed during the term of this Agreement which the Licensee acquires the rights under Section y3.4,

      (e) "CONFIDENTIAL INFORMATION": any part of the Information which is designated by the disclosing party (the "DISCLOSER") as confidential and shall include any Information disclosed orally, in writing or in any other media to a receiving party (the "RECIPIENT") and the Recipient's notes and recollections thereof. Confidential Information shall not include, provided that the Recipient will bear the burden of proving reliance upon the following exceptions, any part of the Confidential Information or any information that:

            (i) was known to, or developed independently by, the Recipient before disclosure under this Agreement;

            (ii) is as of the Commencement Date or at any time thereafter, in the public domain without misappropriation, wrongful appropriation of trade secrets, breach of contractual or fiduciary obligation or infringement or through no fault of the Recipient; or

            (iii) is properly obtained by the Recipient from a third party which has a valid legal right to disclose such information to the Recipient and which is not under a confidentiality obligation to the Discloser; or

            (iv) is required to be disclosed by law, court order or regulatory process, provided that the Discloser is given as much advance notice as is practically possible of any such proceeding or requirement to dispute the obligation to disclose and the Discloser may exercise such steps as may be legally possible to dispute the requirement to disclose.

      (f) "CLINICAL CANDIDATE": a chemical compound incorporating the Technology or any Improvements which has been the subject of an application for regulatory approval by the Licensee for development as a potential human therapeutic agent,


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      (g)   "DATE OF COMMENCEMENT" or "COMMENCEMENT DATE": this Agreement will be deemed to have come into force on the Date of Commencement which shall be the 5th day of June 2003, and shall be read and construed accordingly,

      (h) "EFFECTIVE DATE OF TERMINATION": the date on which this Agreement is terminated pursuant to Article y22.0,

      (i) "GROSS SALES": all gross sales received from sale of any Products in any or all parts of the world where the Licensee is permitted by law and this Agreement to market, manufacture, sell, distribute, or lease the Technology and any Improvements, and/or any Products, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

            (i) credit, allowances or refunds given on account of returned goods,

            (ii)  transportation charges incurred for shipment to purchasers,

            (iii) taxes, duties and customs charges, and

            (iv) bona fide special rebates provided by the Licensee for Products purchased by third parties.

            Where any Gross Sales is derived from a country other than the United States it shall be converted to the equivalent in United States dollars on the date the Licensee is deemed to have received such Gross Sales pursuant to the terms hereof at the rate of exchange set by the TD Canada Trust in Canada for buying such currency. The amount of United States dollars pursuant to such conversion shall be included in the Gross Sales,

      (j) "IMPROVEMENTS": any and all existing or future patentable or non-patentable improvements, variations, updates, modifications, enhancements and know-how, relating to the Technology, but excluding New Technology. Improvements developed by Cabanillas shall be referred to as Cabanillas Improvements. Improvements developed by the Licensee shall be referred to as Licensee Improvements. Improvements which are developed by the Parties working together shall be referred to as Joint Improvements,

      (k) "INFORMATION": any and all Technology and any and all Improvements, the terms and conditions of this Agreement, and any and all oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or any party's raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions,


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      (l)   "NEW TECHNOLOGY": all inventions, discoveries, improvements, variations, updates, modifications and/or enhancements relating to the Technology developed at any time after the Commencement Date by the Licensee or Cabanillas, which:

            (i) may be practised without infringement of the Patents or Technology, and

            (ii) which are not in any way derivatives, distillations, modifications or enhancements of any Compound, Clinical Candidate or Product.

            New Technology developed by Cabanillas shall be referred to as "CABANILLAS NEW TECHNOLOGY". New Technology developed by the Licensee shall be referred to as the "LICENSEE NEW TECHNOLOGY". New Technology developed by the Parties working together shall be referred to as "JOINT NEW TECHNOLOGY".

      (m) "PARTY" an individual to this Agreement and any reference to a Party includes its heirs, executors, administrators, successors and permitted assigns; and "PARTIES" means every Party.

      (n) "PRODUCT(S)": any Compound, Clinical Candidate, therapeutics or diagnostic assays, or components thereof, that incorporate all or some of the Technology or Improvements, or where the Technology or Improvements were used to discover Compounds, Clinical Candidates, therapeutics, diagnostic assays or drug targets, the Compounds, Clinical Candidates, therapeutics, diagnostic assays or drug targets so discovered,

      (o) "ROYALTY DUE DATES": the last working day of June and December of each and every year during which this Agreement remains in full force and effect,

      (p) "SUBLICENSING REVENUE": all monies from Gross Sales received by Licensee from all sublicensees, and

      (q) "TECHNOLOGY": any and all trade secrets, knowledge, know-how and/or technique or techniques invented, developed and/or acquired, prior to the Date of Commencement by Cabanillas or the Licensee relating to, and including the technology related to A4+L Compound and the products described in Schedule "A" hereto, as amended from time to time, including, without limitation, all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same and all Improvements. For greater certainty it is confirmed that the Technology shall include all extractions, derivatives, distillations, modifications or enhancements of any Compound, Clinical Candidate or Product, and shall include New Technology.

2.0   PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1 The parties hereto acknowledge and agree that Cabanillas owns any and all right, title and interest in and to the Technology, as well as any and all Improvements.


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2.2   The Licensee shall, at the request of Cabanillas, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology and any Improvements and New Technology remains with Cabanillas.

2.3 On the last working day of June and December of each and every year during which this Agreement remains in full force and effect, the Licensee shall deliver in writing the details of any and all Improvements and New Joint Technology which the Licensee and any sublicensees of the Licensee has developed and/or acquired during the previous 6 month period to Cabanillas.

3.0   GRANT OF LICENSE:

3.1 In consideration of the royalty payments reserved herein, and the covenants on the part of the Licensee contained herein, Cabanillas hereby grants to the Licensee and its Affiliated Companies an exclusive license for the Territory to use and sublicense the Technology and any Improvements and to research, manufacture, distribute, and sell Products on the terms and conditions hereinafter set forth during the term of this Agreement. "TERRITORY" shall mean the world excluding the country of Peru.

3.2 Cabanillas consents to the sublicense of the Technology and any Improvements to Organetix Inc. Licensee agrees that the sublicense with Organetix, Inc. shall contain terms and conditions in compliance with and adhering to those set forth in Schedule "B".

3.3 Licensee acknowledges that this Agreement may be assigned to a company owned and operated by Cabanillas (the "Cabanillas Company"). In the event that Cabanillas assigns this Agreement to the Cabanillas Company, Cabanillas agrees to assign all right, title and interest in and to the Technology, Improvements, Cabanillas New Technology, Joint Technology, Compounds and Products to the Cabanillas Company.

3.4 Licensee shall subject to the terms of this Section y3.4, have the right of first refusal to acquire the rights to a new compound. Cabanillas shall notify the Licensee in writing (the "NOTICE") of the new compound. Such Notice shall describe with reasonable specificity the new compound or product including the proposed financial investment and proposed time line required to develop this new compound. At any time within 60 days after the receipt of the Notice, the Licensee may notify Cabanillas of its acceptance or rejection of the new compound or product. If Licensee does not provide written notice of acceptance or rejection, the Licensee is deemed to have rejected the new compound. If the Licensee accepts the new compound, the new compound shall be included in Schedule "A" and subject to terms and conditions of this Agreement. If the Licensee rejects the new compound, Cabanillas shall be free to offer the new compound disclosed in the Notice to any other third party.

4.0   REVERSIONARY INTEREST

4.1 In the event that Licensee fails for a period of 3 consecutive years to proceed with a particular Compound including but not limited to A4+L Compound and has not expended a minimum of $50,000 US per year towards further research, development, and marketing, the right to produce and market the Compound and any ownership rights revert back to Cabanillas. Cabanillas shall provide prior written notice of its request for reversion of a Compound. Subject to this Section y4.1, if such default is not reasonably cured by Licensee within 30 days after receipt of written notice the right to produce and market the Compound and any ownership rights may revert back to Cabanillas. In that event, Cabanillas and Licensee agree to the reversion of the Compound, the parties agree to negotiate in good faith a reimbursement of a percentage of the costs paid for development by Licensee to the date of the reversion.


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5.0   PAYMENTS AND ROYALTIES:

5.1 The Licensee shall pay to Cabanillas a royalty equal to 3% of the Gross Sales and Sublicensing Revenue.

5.2   [Redacted by the Company - available for viewing]

5.3 If the most effective commercial development by the Licensee of a Product or Products incorporating the Technology or any Improvements makes it necessary to license other technology from a third party because the Technology infringes the other technology (the "THIRD PARTY TECHNOLOGY") the royalty payable by the Licensee to any such third party to obtain a license of the Third Party Technology may be deducted by the Licensee from the royalty payable to Cabanillas under Section y5.0, provided that:

      (a) the royalty payable by the Licensee to any third party to license the Competing Technology is calculated as a percentage of the Licensee's Gross Sales derived directly from the Third Party Technology, and excludes any Gross Sales derived from the Technology and any Improvements licensed under this Agreement,

      (b) notwithstanding anything in this Section y5.3 the total royalty payable by the Licensee to Cabanillas under Section y5.0 shall never be reduced to less than 1.0% of Gross Sales.

5.4 All royalties payable to Cabanillas under Section y5.0, shall become due and payable within 60 days of each respective Royalty Due Date and shall be calculated with respect to the Gross Sales and the Sublicensing Revenue in the 6 month period immediately preceding the applicable Royalty Due Date.


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5.5   Unless otherwise indicated, all payments made by the Licensee to
      Cabanillas hereunder are in US$ (dollars).

6.0   PATENTS:

6.1 The Licensee acknowledges that Cabanillas is the owner of the Technology and Improvements. On execution of this Agreement, (or such longer time as may be reasonably required by Cabanillas), Cabanillas will transfer to the Licensee the management (but not ownership) of the Technology and Improvements except for the A4+L Compound and Mobility Spray as per Articles y8.0 and y9.0. The Licensee agrees to pay all costs in relation to the management of the applications and the patents that may issue therefrom made by the Licensee pursuant to Section y6.1. The Licensee shall not be obligated by this Section y6.1 to seek protection for the Technology and Improvements.

6.2 The Licensee agrees to pay for all costs with respect to patent applications, divisionals, substitutions, continuations, continuations-in-part, all claims of foreign patent applications and any and all patents relating to New Technology, and with respect to any and all maintenance fees for any and all patents relating to New Technology.

6.3 Cabanillas consents to Licensee and/or Organetix, Inc. applying for patents with respect to the Technology or any further process, use or products arising out of the Technology that may be patentable, and the Licensee shall pay all costs of applying for, registering and maintaining the same. While the Licensee is responsible for making decisions regarding the scope and content of applications to be filed pursuant to this Article y6.0, and the prosecution thereof, Cabanillas shall be consulted with respect to patent strategies and significant decisions prior to filing and be given an opportunity to review and provide input with respect to all such applications. The Licensee shall keep Cabanillas advised as to all developments with respect to said applications and shall promptly supply Cabanillas with copies of all documents received and filed in connection with the prosecution thereof in sufficient time for Cabanillas to comment thereon. Cabanillas agrees to provide at no cost to the Licensee, all assistance in filing the patent applications contemplated under this Article y6.0.

6.4 In the event of the issuance of any new patent for use of the Technology or any improvements, the Licensee shall have the right to become, and shall become the Licensee of the same, all pursuant to the terms contained herein without payment of any additional Initial Licensee Fee to the Licensee.

6.5 The Licensee shall not contest the validity or scope of any Cabanillas patent.

6.6 The Licensee will ensure proper patent marking for all Technology, and any Improvements licensed hereunder and shall clearly mark the appropriate patent numbers on any Products made using the Technology and any Improvements or any patented processes used to make such Products.


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7.0   NEW TECHNOLOGY:

7.1 All Licensee New Technology discovered, made or developed by the Licensee shall be owned by Licensee. All Cabanillas New Technology and Joint New Technology discovered, made or developed by Cabanillas or jointly by Cabanillas and Licensee, as the case may be, shall be owned by Cabanillas and included under this Agreement.

7.2 In the event that Licensee determines that the New Technology has patentable features and obtaining a United States or international patent is reasonably necessary to protect the New Technology, the Licensee may proceed to obtain patent protection and, in such an event, Cabanillas shall co-operate with the Licensee in connection with the preparation and filing of a United States or international patent application.

8.0   TECHNOLOGY TRANSFER FOR A4+L COMPOUND

8.1 Subject to the payment contemplated in Article y9.0, Cabanillas shall disclose to representatives of the Licensee or sub-licensee all experimental procedures developed by Cabanillas in sufficient detail to permit the Licensee to employ such procedures of their own to evaluate the patentability and research and for production and sale of A4+L Compound and related Products. Such disclosure shall take the form of visits by Licensee personnel to the facilities being utilized by Cabanillas to permit observation of the procedures being employed which include but is not limited to the names of plants and plant parts in Latin, English and Spanish, the harvesting locations, harvesting knowledge and know-how, processing knowledge and know-how, growing knowledge and know-how, problems, dangers, procedures, suppliers and purchasing and pricing data.

8.2 Cabanillas shall provide the Licensee with all formulations and samples of materials which are required or developed for preparation of A4+L Compound and related Products. Cabanillas shall disclose promptly the results of any outstanding research projects and any research technology developed related to the A4+L Compound and the Technology, Compounds and Products. Disclosure shall be in sufficient detail to permit the Licensee to employ such results and technology as provided herein and shall include but not limited to formulations of products, designation of plant materials required in formulations, harvesting and growing conditions of plants, purchase and location data of input materials, processing data, and problems encountered.

8.3 Licensee accepts that the A4+L Compound will be provided by Cabanillas on an "as is" basis. If difficulties arise in patentability, governmental approvals including but not limited to FDA approvals, these difficulties shall not be the responsibility of Cabanillas and will not affect the payments contemplated under Section 9.1.

9.0   [Redacted by Company - available for viewing]

9.1

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10.0  TRUST CONDITIONS FOR FORMULATIONS

10.1 Within 30 days of execution of this Agreement, Cabanillas shall deposit with a trust agent satisfactory to the Licensee the formulations for the Compounds listed in Schedule "A" and licensed under this Agreement. Such formulations shall be released to the Licensee and to Cabanillas' estate upon the death or disappearance of Cabanillas for a period of 3 consecutive months or mental incapacity of Cabanillas as determined by an independent Canadian physician as agreed upon by trustee of Cabanillas estate and Licensee.

10.2 Cabanillas shall update such formulations and know-how including but not limited to include new compounds included in Schedule "A" and any modifications to any existing Compounds every 6 months.

10.3 Within 30 days of the execution of this Agreement, a review of the formulations shall be conducted by an officer of the Licensee acceptable to Cabanillas (the "DESIGNATE"). The review shall be conducted in the presence of Cabanillas and the Designate shall not make any copies or notes respecting the formulations reviewed. The formulations shall then be placed in an envelope sealed by Cabanillas and held in trust subject to conditions for release in Section y9.1. For the purposes of this Section y10.3, the current named Designate for the Licensee shall be Mr. Brad Clarke, President.

10.4 Except for the Mobility Spray product provided for in Section y9.4 and for the term of the Agreement, Licensee shall have the right to purchase the formulations and know-how for the Compounds in Schedule "A" and any Designated Compounds, on terms and conditions to be negotiated between the parties.

11.0  WARRANTY:

11.1 Cabanillas represents and warrants that the Technology, any Improvements and the Products:

      (a)   shall correspond with a particular description;

      (b)   are of merchantable quality;

      (c)   are fit for a particular purpose; or

      (d)   are durable for a reasonable period of time.

      Cabanillas shall be liable for any loss, whether direct, consequential, incidental, or special which the Licensee suffers arising from any defect, error, fault, or failure to perform with respect to the Technology or any Improvements or Products. The Licensee acknowledges that it has been advised by Cabanillas to undertake its own due diligence with respect to the Technology and any Improvements. This warranty shall not apply in the event that the Licensee has modified the Technology, Improvements or Products.

11.2 Cabanillas represents that he has title to the Technology and/or any Improvement or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights.


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11.3  In the event of an alleged infringement of the Technology or any
      Improvements or any right with respect to the Technology or any Improvements, the Licensee shall have the right to prosecute litigation designed to enjoin infringers of the Technology or any Improvements. Cabanillas agrees to co-operate to the extent of executing all necessary documents and to vest in the Licensee the right to institute any such suits, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee and in such event all recoveries shall enure to the Licensee.

11.4 In the event that any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee with respect to the use of the Technology or any Improvements or the manufacture, use or sale of the Products, the following procedure shall be adopted:

      (a) the Licensee shall promptly notify Cabanillas upon receipt of any such complaint and shall keep Cabanillas fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee,

      (b) all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by Cabanillas jointly by AMMA and Cabanillas,

      (c) no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by Cabanillas,

      (d) Cabanillas may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by Cabanillas (subject to the possibility of recovery of some or all of such additional expenses from the complainant),

      (e) the royalties payable pursuant to this Agreement shall be paid by the Licensee to Cabanillas in trust from the date the complaint is made until such time as a resolution of the complaint has been finalized. If the complainant prevails in the complaint, then the royalties paid to Cabanillas in trust pursuant to this Article shall be returned to the Licensee, provided that the amount returned to the Licensee hereunder shall not exceed the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not prevail in the complaint, then Cabanillas shall be entitled to retain all royalties paid to him pursuant to this Article.


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12.0  INDEMNITY AND LIMITATION OF LIABILITY:

12.1 Cabanillas' total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect, special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by Cabanillas shall be limited to the total Royalties paid under this Agreement.

12.2 In no event shall Cabanillas be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

13.0  PUBLICATION AND CONFIDENTIALITY:

13.1 The Confidential Information developed, received, and used by the Parties solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article y13.0.

13.2 The Licensee and Cabanillas shall keep and use all of the Confidential Information in confidence and will not, without having obtained the other party's prior written consent, disclose any Confidential Information to any person or entity, except those of the Licensee's officers, employees, consultants, contractors and sub-contractors, agents and assigns who require said Confidential Information in performing their obligations under this Agreement. The Licensee covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information to its officers, servants or agents and to obtain signed confidentiality and non-disclosure agreements in a form approved by the Licensee's Board of Directors from any and all persons who may have access to the Confidential Information.

13.3 The Parties shall not use, either directly or indirectly, any Confidential Information for any purpose other than as set forth herein without the other Party's prior written consent.

13.4 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article y13.0 shall survive and be binding upon the Licensee, its successors and assigns for 5 years following such termination.

13.5 Cabanillas shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications accounts of its research relating to the Information, provided that with respect to Confidential Information only, the Licensee shall have been furnished copies of the disclosure proposed therefore at least 60 days in advance of the presentation or publication date and does not within 30 days after receipt of the proposed disclosure object to such presentation or publication. Any objection to a proposed presentation or publication shall specify the portions of the presentation or publication considered objectionable (the "OBJECTIONABLE MATERIAL"). Upon receipt of notification from the Licensee that any proposed publication or disclosure contains Objectionable Material, Cabanillas and the Licensee shall work together to revise the proposed publication or presentation to remove or alter the Objectionable Material in a manner acceptable to the Licensee, in which case the Licensee shall withdraw its objection. In the event that an objection is made, disclosure of the Objectionable Material shall not be made for a period of 12 months after the date the Licensee has received the proposed publication or presentation relating to the Objectionable Material. Cabanillas shall co-operate in all reasonable respects in making revisions to any proposed disclosures if considered by the Licensee to contain Objectionable Material. Cabanillas shall not be restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. After the 12 month period has elapsed, Cabanillas shall be free to present and/or publish the proposed publication or presentation, whether or not it contains Objectionable Material.


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13.6  The Licensee requires of Cabanillas, and Cabanillas agrees insofar as he may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Licensee claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee's competitive position and/or interfere with the Licensee's negotiations with prospective sublicensees. Notwithstanding anything contained in this Article, the parties hereto acknowledge and agree that Cabanillas may identify the title of this Agreement, the Parties to this Agreement, and the names of the inventors of the Technology and any Improvements.

14.0  PRODUCTION AND MARKETING:

14.1  Covenant of Ethical Conduct. Licensee and its Affiliated Companies shall

      (a) Not employ illegal or unethical practices in production or promotion of the Products;

      (b) Represent Cabanillas in a manner intended to preserve and enhance the goodwill of the Products and the reputation of Cabanillas as a provider of quality products; and

      (c) Produce and promote the Products in accordance with the laws applicable in the various jurisdictions where the Products are to be marketed hereunder.

14.2 Licensee and its Affiliated Companies accept the rights herein granted to it and agrees to fully promote, and exploit the Products and use its best efforts, consistent with good business judgment to obtain as wide, complete, efficient and profitable distribution of Products.

14.3 Subject to the provisions of this Agreement, the determination of sales and marketing strategies and selling prices for the Products shall be the sole responsibility of the Licensee and its Affiliated Companies The Licensee may, at its sole discretion, design, use, and/ or register trade-marks in association with the marketing of the Products. Cabanillas acknowledges that all good will arising from the use of the Product trade-marks shall enure solely to the benefit of the Licensee.

14.4 The Licensee may, upon receipt of prior written approval, use trade-marks developed by Cabanillas or make reference to Cabanillas in marketing and advertising materials or publicity releases.

14.5 Licensee and its Affiliated Companies shall obtain and maintain such permits and approvals including but not limited to regulatory permits, drug clearance permits, packaging and labeling permits and export permits as may be required to meet the obligations hereunder.

14.6  The Licensee represents and warrants to Cabanillas that:

      (a) it has the infrastructure, expertise and resources to develop and commercialize the Technology and any Improvements;

      (b) it has the infrastructure, expertise and resources to track and monitor on an ongoing basis performance under the terms of each sublicense agreement entered into by the Licensee;

      (c) it has the infrastructure, expertise and resources to initiate and maintain an appropriate program limiting the distribution of the Information, Technology, and any Improvements and any related biological materials as set out in this Agreement and to obtain the appropriate non-disclosure agreements from all persons who may have access to the Technology, and any Improvements and related biological materials.

15.0  DISPUTE RESOLUTION AND MEDIATION

15.1 The Parties will attempt to resolve any dispute that arises out of or in relation to this Agreement ("Dispute") through consultation and negotiation in good faith.

15.2 If those attempts fail, a Party may, by notice to the other Party at any time during those negotiations, request that the Dispute be resolved through mediation, including with that notice sufficient detail to enable the other Party to understand the issues that remain in dispute. The Parties will attempt to agree on the selection of a mediator within 10 days of receipt of that notice, unless the other Party gives notice within that period that it is not prepared to proceed with mediation respecting the Dispute. If the Parties are unable to select a mediator within that period, a Party may deliver a written request to the Canadian Foundation for Dispute Resolution to select, within 2 business days of the receipt of that request, a mediator qualified by education and experience to resolve that Dispute, and the Parties so agree that the person so selected will be mediator for the Dispute. The Parties will commence mediation within 20 days of the selection of the mediator. The mediation will continue until the Dispute is resolved, or a Party serves notice to the other that it wishes to terminate the mediation, or the mediator makes a written determination that the Dispute cannot be resolved through mediation, or 60 days after receipt of the original notice, whichever occurs first. The place of the mediation will be Calgary, Alberta, Canada.

15.3 In the event that such Dispute has not been resolved through mediation, either Party may seek redress within the courts.

16.0  ACCOUNTING RECORDS:

16.1 The Licensee shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of all Gross Sales, sublicenses and Sublicensing Revenues, and all business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and the Licensee shall cause its sublicensees to keep similar accounts and records.

16.2 The Licensee shall deliver to Cabanillas on the date 60 days after each and every Royalty Due Date, together with the royalty payable thereunder, the Accounting and a report on all Sublicensing activity, including an accounting statement setting out in detail how the amount of each sublicensee's Sublicensing Revenue was determined and identifying each sublicensee and the location of the business of each sublicensee.

16.3 The calculation of royalties shall be carried out in accordance with generally accepted Canadian accounting principles ("GAAP"), or the standards and principles adopted by the U.S. Financial Accounting Standards Board ("FASB") applied on a consistent basis.

16.4 The Licensee shall retain the accounts and records referred to in Section y16.1 above for at least six years after the date upon which they were made and shall permit any duly authorized representative of Cabanillas to inspect such accounts and records during normal business hours of the Licensee at Cabanillas's expense. The Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the Accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at Cabanillas's expense. If an inspection of the Licensee's records by Cabanillas shows an under-reporting or underpayment by the Licensee of any amount to Cabanillas, in excess of 5% for any 12 month period, then the Licensee shall reimburse Cabanillas for the cost of the inspection as well as pay to Cabanillas any amount found due (including any late payment charges or interest) within 30 days of notice by Cabanillas to the Licensee.

16.5 All amounts due and owing to Cabanillas hereunder but not paid by the Licensee on the due date thereof shall bear interest in US dollars at the rate of prime + 2% posted at TD Canada Trust.

17.0  INSURANCE:

17.1 The Licensee shall procure and maintain, during the term of this Agreement, the insurance outlined in Sections y17.2 and y17.3 and otherwise comply with the insurance provisions contained at Sections y17.2 and y17.3.

17.2 One month prior to the first sale of a Product, the Licensee will give notice to Cabanillas of the terms and amount of the public liability, product liability and errors and omissions insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent businessman carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include Cabanillas, as additional insured, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least 30 days written notice to Cabanillas. Cabanillas shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by mediation as provided for herein. The Licensee shall provide Cabanillas with certificates of insurance evidencing such coverage seven days before commencement of sales of any Product.

17.3 The Licensee shall require that each sublicensee under this Agreement shall procure and maintain, during the term of the sublicense, public liability, product liability and errors and omissions insurance in reasonable amounts, with a reputable and financially secure insurance carrier. The Licensee shall use its best efforts to ensure that any and all such policies of insurance required pursuant to this Article shall contain a waiver of subrogation against Cabanillas.

18.0  ASSIGNMENT:

18.1 Except for an assignment in whole or in part to Organetix, Inc., the Licensee may not transfer or assign the whole or any part of this Agreement or any of its interest, rights or obligations hereunder without the prior written consent of Cabanillas, which consent shall not be unreasonably withheld or delayed. Cabanillas consents to an assignment in whole or in part of this Agreement to Organetix, Inc. Organetix, Inc. shall assume all obligations and covenants contained herein.

18.2 Cabanillas shall have the right to assign its rights, duties and obligations under this Agreement to a company or society of which it is the sole shareholder in the case of a company or of which it controls the membership, in the case of a society. In the event of such an assignment, the Licensee will release, remise and forever discharge Cabanillas from any and all obligations or covenants, provided however that such company or society, as the case may be, executes a written agreement which provides that such company or society shall assume all such obligations, liabilities and covenants from Cabanillas and that the Licensee shall retain all rights granted to the Licensee pursuant to this Agreement.

19.0  GOVERNING LAW:

19.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada in force therein without regard to its conflict of law rules. All Parties agree that by executing this Agreement they have attorned to the jurisdiction of the courts in Alberta.

19.2 Nothing in this Agreement shall prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

20.0  NOTICES:

20.1 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or fax, all postage and other charges prepaid, at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by telex or fax shall be deemed to have been given or received at the time of delivery, telexing or faxing. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

               If to Cabanillas:

                                    Jose Gonzalo Cabanillas Coral
                                    Av. Jose Quinones 1273
                                    Iquitos
                                    Iquitos, Peru
                                    South America
                                    Fax: 011-51-94-267-181

               If to the Licensee:

                                    Amma Corporation
                                    Suite 200, 603 - 7th Avenue S.W.
                                    Calgary, AB T2P 2T5
                                    Canada
                                    Attention:    Mr. Brad Clarke
                                    Facsimile:    (403) 264-3310

21.0  TERM:

21.1 This Agreement and the license granted hereunder shall terminate on the expiration of a term of 40 years from the Date of Commencement (the "INITIAL TERM") unless earlier terminated pursuant to this Article.

21.2 If the Licensee is not in default of the terms and conditions of this Agreement as at the expiration of the Initial Term and has not exercised its right to purchase pursuant to Section y21.3, the License shall automatically renew for a further 40 year period (the "RENEWAL TERM"). All of the provisions contained in this License Agreement shall, mutatis mutandis, remain in full force and effect during such Renewal Term. Each Renewal Term shall commence on the expiry of the Initial Term or Renewal Term and end on the tenth (40th) anniversary thereof.

                  21.3 Licensee shall have the right to purchase all right, title and interest to the Technology, Improvements, Products, Designated Compounds, and any intellectual property rights inherent therein at anytime during the Initial Term and any renewal term thereafter. Licensee shall notify Cabanillas in writing (the "NOTICE") of Licensee's intention to purchase. In the event that the Licensee exercises this option during the first five years of the Initial Term, the purchase price shall be $12,500,000.00 (U.S.). All royalties contemplated in this Agreement shall cease and Licensee shall have all right title and interest free and clear of any obligations contemplated in this Agreement.

                  22.0 TERMINATION:

                  22.1 Cabanillas may, at his option, terminate this Agreement immediately in all its terms and conditions on the happening of any one or more of the following events by delivering notice in writing to that effect to the
Licensee:

      (a)   if the Licensee becomes insolvent,

      (b) if any execution, sequestration, or any other process of any court becomes enforceable against the Licensee or if any such process is levied on the rights under this Agreement or upon any of the monies due to Cabanillas and is not released or satisfied by the Licensee within 60 days thereafter,

      (c) if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee,or

      (d) if the Licensee ceases or threatens to cease to carry on its business.

                  22.2 Other than as set out in Section y22.1, if either party shall be in default under or shall fail to comply with the terms of this Agreement then the non-defaulting party shall have the right to terminate this Agreement by written notice to that effect if:

      (a) such default is reasonably curable within 30 days after receipt of notice of such default and such default or failure to comply is not cured within 30 days after receipt of written notice thereof, or

      (b) such default is not reasonably curable within 30 days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply.

                  22.3 If this Agreement is terminated pursuant to Article y22.0, the Licensee shall make royalty payments to Cabanillas in the manner specified in Article y5.0, and Cabanillas may proceed to enforce payment of all outstanding royalties or other monies owed to Cabanillas and to exercise any or all of the rights and remedies contained herein or otherwise available to Cabanillas by law or in equity, successively or concurrently at the option of Cabanillas. Upon any such termination of this Agreement, the Licensee shall forthwith deliver up to Cabanillas all Technology and any Improvements in its possession or control and shall have no further right of any nature whatsoever in the Technology or any Improvements. On the failure of the Licensee to so deliver up the Technology and any Improvements, Cabanillas may immediately and without notice enter the Licensee's premises and take possession of the Technology and any Improvements. The Licensee will pay all charges or expenses incurred by Cabanillas in the enforcement of its rights or remedies against the Licensee including, without limitation, Cabanillas's legal fees and disbursements on an indemnity basis.

22.4 The Licensee shall cease to use the Technology or any Improvements in any manner whatsoever or to manufacture or sell the Products within 3 months from the Effective Date of Termination. The Licensee shall then deliver or cause to be delivered to Cabanillas an accounting within 90 days from the Effective Date of Termination. The accounting will specify, in or on such terms as Cabanillas may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Date of Termination. The Licensee will continue to make royalty payments to Cabanillas in the same manner specified in Article y5.0 on all unsold Products that are sold in accordance with this Section y22.4.

23.0  ADDITIONAL COVENANTS OF LICENSEE:

23.1 The Licensee hereby represents and warrants to Cabanillas that the Licensee is a corporation duly organized, existing, and in good standing under the laws of the Province of Alberta and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

23.2 The Licensee represents and warrants that it has the expertise necessary to handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public. The Licensee shall not accept delivery of the New Technology or any Improvements until it has requested and received from Cabanillas all necessary information and advice to ensure that it is capable of handling the New Technology and any Improvements in a safe and prudent manner.

23.3 The Licensee shall comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise with respect to the Technology and any Improvements and/or this Agreement.

23.4 The Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement, including, but not limited to, tax which the Licensee is required to withhold or deduct from payments to Cabanillas. In the event that such taxes are payable, the Licensee will furnish to Cabanillas such evidence as may be required by Canadian authorities to establish that any such tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If Cabanillas is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee shall pay such tax to Cabanillas on demand.

24.0  GENERAL:

24.1 After receiving written notice of a request to do so, Cabanillas shall permit any duly authorized representative of the Licensee during normal business hours and at Licensee's sole risk and expense to enter upon and into business premises of Cabanillas for the purpose of inspecting the Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

24.2 Neither party shall be liable for failure to perform its obligations hereunder for causes beyond its reasonable control and without the fault or negligence of such party provided that such party shall use all reasonable efforts within its control in attempting to remove the cause. Such causes shall include but not be limited to, acts of God or government, acts of war, riots or epidemics. A party prevented from fulfilling any obligation hereunder by a force majeure shall promptly give the other party notice of the force majeure and the affected obligations including reasonably full particulars in respect thereof. In the event that any such causes should continue for a period of 12 months, the other party shall have the right to terminate this Agreement by giving notice to the other party, and such notice shall be deemed to be a terminating event.

24.3 Nothing contained herein shall be deemed or construed to create between the Parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other Party, or to commit any other Party in any manner or cause whatsoever or to use any other Party's name in any way not specifically authorized by this Agreement. No Party shall be liable for any act, omission, representation, obligation or debt of any other Party, even if informed of such act, omission, representation, obligation or debt.

24.4 Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the Parties, and their respective successors and permitted assigns.

24.5 No condoning, excusing or overlooking by any Party of any default, breach or non-observance by any other Party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such Party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such Party, save only an express waiver in writing.

24.6 No exercise of a specific right or remedy by any Party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

24.7 Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

24.8 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the Parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

24.9 In the event that any Article, part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

24.10 This Agreement sets forth the entire understanding between the Parties and no modifications hereof shall be binding unless executed in writing by the Parties hereto.

24.11 This Agreement constitutes the entire agreement between the Parties and supersedes all previous agreements and understandings between the parties in any way relating to the subject matter hereof.

24.12 Time shall be of the essence of this Agreement.

24.13 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

24.14 It is acknowledged by the Parties that this Agreement is written and executed in English and that within 30 days of execution that Licensee shall provide to Cabanillas a spanish translation of the Agreement. In the case of a dispute arising under this Agreement, the English version shall be the official version and govern the relationship between the Parties.

24.15 Each of Cabanillas and Licensee acknowledge that it has received independent legal advice regarding the execution and delivery of this Agreement, and if it has not received such independent legal advice, it acknowledges that it was entitled to receive such independent legal advice and has chosen not to receive advice.

23.16 Each of Cabanillas and Licensee acknowledge that services and research may be conducted through an affiliate service company of Licensee. The Licensee recognizes the importance of timely payment of the obligations of the affiliate service company and shall cause the service company to maintain an operating fund equal to but not less than $5,000 U.S.

                           [INTENTIONALLY LEFT BLANK]

                                LICENSE AGREEMENT

                                 SIGNATURE PAGE

      IN WITNESS WHEREOF the parties hereto have executed this Agreement.

/s/ Joanne Stacey                       /s/ Jose Gonzalo Cabanillas Coral
------------------------------          ----------------------------------------
Witness                                 JOSE GONZALO CABANILLAS CORAL

                                        AMMA CORPORATION


                                   Per: /s/ Brad Clarke
                                        ----------------------------------------
                                        BRAD CLARKE
                                        PRESIDENT

                                  SCHEDULE "A"

                                    PRODUCTS

FORMULAS

[Redacted by the Company - available for viewing]

                                  SCHEDULE "B"

                             SUBLICENSING PROVISIONS

A. The sublicense shall be personal to the sublicensee and shall not be assignable without the prior written consent of Cabanillas. In addition, the sublicensee shall not transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under the sublicense.

B. The sublicensee shall acknowledge that Cabanillas owns any and all right, title and interest in and to the Technology, including any and all Improvements, Cabanillas New Technology and Joint New Technology.

C. The sublicensee shall, upon request by the Licensee, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology, including any and all Improvements, Cabanillas New Technology and Joint New Technology remains with Cabanillas.

D. The sublicensee shall acknowledge that Cabanillas has the right to use the Technology and any Improvements Technology, Cabanillas New Technology and Joint New Technology for research, scholarly publication, educational and other non-commercial use in accordance with Article 3.4 of the Agreement.

E. The sublicensee shall agree to be bound by the same obligations as the Licensee is with respect to publication and confidentiality as are outlined in Article y13.0 of the Agreement,

F. The sublicensee shall agree not to use the name of Cabanillas nor any mark, trade- mark, service mark, logo, insignia, seal, or design of Cabanillas without the prior written consent of Cabanillas.

G. The sublicensee shall procure and maintain, during the term of its sublicense, public liability and product liability insurance in reason amounts, with a reputable and financially secure insurance carrier which shall provide primary coverage with respect to the activities contemplated by the sublicense agreement. Such policies of insurance shall include Cabanillas. The sublicensee shall not make any sales of Products without giving notice to Cabanillas of the terms and amounts of such insurance which it has placed in respect of the activities contemplated by the sublicense agreement. Such policies shall provide that they may not be cancelled or materially altered except upon the provision of at least 30 days written notice to the Licensee and Cabanillas. The sublicensee shall covenant not to sell any Products before certificates of insurance evidencing such coverage have been provided to the Licensee.

H. The sublicensee shall acknowledge and agree to the disclaimer of warranty and limitation of liability as against Cabanillas provided in Article y11.0 and y12.0 of the Agreement,

I. The sublicense agreement shall include termination provisions such that the sublicense agreement shall terminate:

      (i) upon termination of the head license between Cabanillas and the License for any reason whatsoever;

      (ii) if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute or similar purport, is commenced by or against the sublicensee;

      (iii) if any execution, sequestration, or any other process of any court becomes enforceable against the sublicensee or if any such processes levied on the rights under the sublicense agreement or upon any of the monies due to the Licensee and is not released or satisfied by the sublicensee within thirty days thereafter;

      (iv) if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the sublicensee;

      (v) if the sublicensee shall permit any sum which has been admitted as due by it or is not disputed to be due by it and which is capable of being made a charge upon the license granted under the sublicense agreement to remain unpaid for thirty days after proceedings have been taken to enforce the same;

      (vi) if the sublicensee ceases or threatens to cease to carry on its business;

      (vii) if the sublicensee shall be in default under or shall fail to comply with any other term of the sublicense agreement and:

            (a) if such default is reasonably curable within 30 days after receipt of notice of such default and such default or failure to comply is not cured within 30 days after receipt of written notice thereof, or

            (b) if such default is not reasonably curable within 30 days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply;

      (viii) if the sublicensee fails to procure or maintain insurance as required under the sublicense agreement,

      (ix) if the sublicensee grants a sub-sublicense of the sublicense agreement,

J. The sublicensee shall cease using the Technology and Improvements in any manner whatsoever and shall cease to manufacture Products forthwith upon termination of the sublicense agreement or the Agreement, and shall provide to the Licensee such accounting statements as may be necessary to ensure that the Licensee may comply with Article y16.0 of the Agreement. Upon any such termination the sublicensee shall sell unsold products only under the direction of Cabanillas.

K. The sublicense shall provide that upon termination of the sublicense agreement, the sublicensee shall make payment of any outstanding royalties to the Licensee to ensure that the Licensee may fulfil its obligations to Cabanillas.

                                  SCHEDULE "C"

              SHORT TERM EFFECTS OF A4+ ON CLINICAL AND BIOCHEMICAL

                         MARKERS IN CHRONIC HEPATITIS C


                                       27